SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Ingram Micro Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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®

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD JUNE 1, 2001

To our shareowners:

     We will hold our annual meeting of shareowners at our Buffalo campus, 1740 Wehrle Drive, Williamsville, New York 14221 on Friday, June 1, 2001, at 10:00 a.m. local time. We are holding this meeting:

(1)	To elect eight directors. If shareowners approve Proposal Two, the directors will serve staggered terms of one, two or three years. If shareowners do not approve Proposal Two, each director will be elected for a one-year term;

(2)	To approve amendments to our Certificate of Incorporation to provide for (i) a classified Board of Directors and (ii) a supermajority vote requirement to amend provisions relating to such classified Board of Directors;

(3)	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock; and

(4)	To transact any other business that properly comes before the meeting.

     All holders of record of shares of Class A common stock and Class B common stock at the close of business on April 5, 2001 are entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke the previously executed proxy.

If you plan to attend:

     Please note that registration and seating will begin at 9:00 a.m. Each shareowner may be asked to present a valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

By order of the Board of Directors,

James E. Anderson, Jr. Senior Vice President, Secretary and General Counsel

April 25, 2001
Santa Ana, California

®

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of our shareowners to be held on Friday, June 1, 2001, beginning at 10:00 a.m. at our Buffalo campus, 1740 Wehrle Drive, Williamsville, New York 14221, and at any postponements or adjournments thereof. The date of this proxy statement is April 25, 2001. It is first being mailed to our shareowners on April 25, 2001.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At our annual meeting, shareowners will act on the matters outlined in the notice of meeting on the cover page of this proxy statement:

(1)	The election of eight directors. If shareowners approve Proposal Two, the directors will serve staggered terms of one, two or three years (as described under Proposal One, below). If shareowners do not approve Proposal Two, each director will be elected for a one-year term;

(2)	The proposal to amend our Certificate of Incorporation to provide for (i) a classified Board of Directors and (ii) a supermajority vote to amend provisions relating to such classified Board of Directors;

(3)	The proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock; and

(4)	Any other business that properly comes before the meeting.

     In addition, our management will report on our performance during fiscal 2000 and respond to questions from shareowners.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see pages 5 to 10);

•	for amendment of our Certificate of Incorporation to provide for (i) a classified Board of Directors and (ii) a supermajority vote to amend provisions relating to such classified Board of Directors (see pages 27 and 28); and

•	for amendment of our Certificate of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock (see pages 28 to 30).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares can I vote?

     You may vote all shares of Class A common stock or Class B common stock owned by you as of the close of business on April 5, 2001, the record date. These shares include: (1) shares held directly in your name as shareowner of record, including shares purchased through one of our employee stock purchase plans, and (2) shares held in “street name” for you as the beneficial owner through a broker, bank or other nominee (including shares purchased and held through our 401(k) plan).

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

     Most of our shareowners hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Shareowner of Record. If your shares are registered in your name with our transfer agent, Equiserve, you are considered, with respect to those shares, the shareowner of record, and Equiserve is sending these proxy materials directly to you. As the shareowner of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

     Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in street name, and these proxy materials have been forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or other nominee should have enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.

What are the voting rights of Class A shareowners and Class B shareowners?

     Holders of Class A common stock and Class B common stock will vote together as a single class on all matters to be acted upon at the annual meeting.

     Each outstanding share of Class A common stock will be entitled to one vote on each matter to be voted upon at the meeting. Each outstanding share of Class B common stock will be entitled to ten votes on each matter to be voted upon at the meeting.

How can I vote my shares?

     In Person. Shares held directly in your name as the shareowner of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

     Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

     Without Attending the Meeting. Whether you hold shares directly as the shareowner of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy to us or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included in (1) for shares you hold of record, your proxy card, or (2) for shares held in street name, the voting instruction card included by your broker, bank or other nominee.

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. The deadline for voting electronically is 11:59 p.m. on May 31, 2001.

•	By Telephone. You may submit your proxy by following the “Vote by Phone” instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. on May 31, 2001.

•	By Mail. You may do this by signing your proxy card, or for shares held in street name, the voting instructions card included by your broker, bank or other nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

     401(k) shares. If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of Class A common stock equivalent to the interest in Class A common stock credited to your account as of the record date. You may vote by instructing Putnam Trust Company, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 28, 2001.

Can I change my vote?

     You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person (even if you voted by Internet or by telephone). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or other nominee. For shares held through our 401(k) plan, you may revoke previously given voting instructions by May 28, 2001 by filing with the trustee of the plan either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

Will my shares be voted if I don’t sign a proxy?

     If you hold your shares directly in your own name, they will not be voted unless you provide a signed proxy. Under certain circumstances, shares which you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters. The election of directors is considered to be a “routine” matter and, therefore, your broker has the authority to vote your unvoted shares for or against the directors nominated.

     The proposal to amend our Certificate of Incorporation to provide for (i) a classified Board of Directors and (ii) a supermajority vote for any amendments to such provisions, as well as the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock, are not considered to be “routine” matters and, therefore, your shares will not be voted on these matters if your proxy is not signed.

How are votes counted?

     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

     Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how your shares are to be voted, your shares will be voted as follows:

(1)	“FOR” the election of each of the eight nominated directors (who will serve one, two or three year terms, if the proposal to amend our Certificate of Incorporation to provide for a classified Board of Directors is approved by shareowners, or one year terms if that proposal is not approved by shareowners);

(2)	“FOR” the proposal to amend our Certificate of Incorporation to provide for a classified Board of Directors;

(3)	“FOR” the proposal to amend our Certificate of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock; and

(4)	in the discretion of the proxy holders on any other matters that may properly come before the meeting;

except that, in each case, any shares you hold in our 401(k) plan will be voted in proportion to the way the other 401(k) plan participants vote their shares.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power represented by shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of April 5, 2001, the record date, 146,828,322 shares of our common stock were outstanding, consisting of 76,579,668 shares of Class A common stock and 70,248,654 shares of Class B common stock.

     If you do not vote, or if a broker, bank or other nominee holding your shares in “street name” indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose. You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker, bank or other nominee, you may also get material from them asking how you want to vote. To be sure that all your shares are voted, we encourage you to respond to each request you receive.

     Shares represented by proxies marked “WITHHELD” and “ABSTAIN” will be counted as present for purposes of calculating a quorum.

What vote is required to approve each item?

     The eight director candidates receiving the most “FOR” votes will be elected to the eight seats on the Board to be filled at the meeting. The terms of the eight directors will either be for one-year terms or one, two or three year terms, subject to the approval or non-approval of Proposal Two. Abstentions, withholding authority to vote for a candidate, and broker non-votes will only reduce the number of votes a candidate receives.

     Approval of each of the amendments to our Certificate of Incorporation (to provide for a classified Board of Directors and a supermajority vote to change such provision and to increase the number of authorized shares of Class A common stock and preferred stock) requires the affirmative vote of a majority of the voting power represented by shares of common stock outstanding. For this purpose, an abstention and a broker non-vote with respect to a proposal will have the same effect as a vote against that proposal.

     If you hold your shares in “street name” through a broker, bank or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker, bank or other nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

What does it mean if I receive more than one proxy or voting instruction card?

     It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

     We will announce final voting results at the meeting and publish these final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2001, which is required to be filed by August 14, 2001.

PROPOSAL ONE
ELECTION OF DIRECTORS

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “for” the election of each of the nominees for election as directors described below, which is designated as Proposal No. 1 on the enclosed proxy card.

     Our Board of Directors oversees the management of our company on your behalf. Our Nominating Committee has nominated the eight director candidates named below.

      Our Certificate of Incorporation and Bylaws currently provide for one class of directors, who each serve a one-year term expiring at the next annual meeting of shareowners following their election. We are submitting a proposal (Proposal Two) to shareowners to amend our Certificate of Incorporation to provide for a classified Board of Directors. If the amendment to our Certificate of Incorporation is not approved by the shareowners, then each person elected as a director at the meeting will serve for a one-year term expiring at the 2002 annual meeting of shareowners. Our Board of Directors has nominated for re-election six of the persons currently serving as directors, whose terms are expiring at this annual meeting of shareowners, and two new individuals. Business background information on each of our nominees is given below.

Nominees for Election as Class I Directors (terms expiring in 2002)

Kent B. Foster	Director since March 2000

Mr. Foster, age 57, was elected Chairman of the Board in May 2000 and is also our Chief Executive Officer. Mr. Foster joined us as Chief Executive Officer and President in March 2000 after a 29-year career at GTE Corporation, a leading telecommunications company with one of the industry’s broadest arrays of products and services. From 1995 through 1999, Mr. Foster served as President, GTE Corporation and was a member of GTE’s Board of Directors from 1992 to 1999, serving as Vice Chairman of the Board from 1993 to 1999. In addition, he currently serves on the Board of Directors of Campbell Soup Company, Inc., J.C. Penney Company, Inc., and New York Life Insurance Company.

Martha R. Ingram	Director since May 1996

Mrs. Ingram, age 65, is the Chairman of the Board of Ingram Industries and served as Chief Executive Officer of Ingram Industries from May 1996 to June 1999. She previously served as our Chairman of the Board from May 1996 to August 1996 and as Director of Public Affairs of Ingram Industries from 1979 to June 1995. Mrs. Ingram serves as President of the Board of Trust of Vanderbilt University. She also serves on the Board of Trust of Vassar College and on the Board of Directors of Weyerhaeuser Company, AmSouth BankCorp., and Baxter International Inc.

Nominees for Election as Class II Directors (terms expiring in 2003)

John R. Ingram	Director since April 1996

Mr. Ingram, age 39, is Vice Chairman of Ingram Industries Inc., a Nashville, Tennessee company with three operating divisions: Ingram Book Group, a leading wholesaler of trade books, textbooks and specialty magazines; Ingram Marine Group, which includes Ingram Barge Company and Ingram Materials Company; and Ingram Insurance Group, a provider of nonstandard automobile insurance in nine states through the Permanent General Companies. Mr. Ingram is also Chairman of Ingram Book Group. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at our company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing.

Dale R. Laurance

Dr. Laurance, age 55, has been the President of Occidental Petroleum Corporation since 1996. Dr. Laurance has also served as a Director of Occidental Petroleum Corporation since 1990. In addition, Dr. Laurance has been Chairman of the Board, President and Chief Executive Officer of Occidental Oil and Gas Corporation since 1999. Dr. Laurance is a member of the Board of Directors of Jacobs Engineering Group Inc. and the American Petroleum Institute. He is also a Trustee of the Saint John’s Health Center Foundation.

Gerhard Schulmeyer	Director since July 1999

Mr. Schulmeyer, age 62, is the President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields. Prior to assuming his current position in January 1999, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn, a position he held since 1994. Mr. Schulmeyer serves on several Boards, including the Board of Directors of Alcan Aluminum Ltd.; Zurich Financial Services; FirePond, Inc.; and Korn/Ferry International.

Nominees for Election as Class III Directors (terms expiring in 2004)

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 40, is President and Chief Executive Officer of Ingram Industries. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named as Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram serves on the Board of Directors of eSkye.com and is on the Advisory Board of SunCom. He is actively involved in industry and professional organizations and currently serves on the Board of Directors of Boys and Girls Clubs of Middle Tennessee, Chairman of the Vanderbilt-Ingram Cancer Center Board of Overseers, the Vanderbilt University Medical Center, and the Executive Committee of United Way of Metropolitan Nashville.

Michael T. Smith

Mr. Smith, age 57, is Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. Prior to assuming his current positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior

Vice President and Chief Financial Officer after spending nearly 20 years with the General Motors Corporation in a variety of financial management positions. Mr. Smith serves on several Boards, including Alliant Techsystems, Inc. and Teledyne Technologies. He is also Chairman of the Board of Directors of PanAmSat Corporation, 81% owned by Hughes Electronics. Mr. Smith is a Trustee of the Keck Graduate Institute of Applied Life Sciences at the Claremont Colleges and a Trustee of Providence College.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 65, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. Mr. Wyatt is a Director of El Paso Energy Corporation.

      Martha R. Ingram is the mother of John R. Ingram and Orrin H. Ingram II. There are no other family relationships among our directors or executive officers.

What are the requirements for Board membership?

     We have entered into a board representation agreement with the Ingram Family Stockholders. So long as the Ingram Family Stockholders and their permitted transferees (as defined in the board representation agreement, which include the Ingram Charitable Fund, Inc.) own in excess of 25,000,000 shares of our outstanding common stock, proposed directors are required to possess the following qualifications: (1) three individuals designated by the Ingram Family Stockholders, (2) one individual designated by the Chief Executive Officer of Ingram Micro, and (3) four or five individuals who are not members of the Ingram family or executive officers or employees of Ingram Micro. Directors designated by the Ingram Family Stockholders may, but are not required to, include Mrs. Ingram, any of her legal descendants, or any of their respective spouses. Mrs. Ingram and John and Orrin Ingram are considered directors designated by the Ingram Family Stockholders. Mr. Foster is considered our Chief Executive Officer designee. Messrs. Schulmeyer and Wyatt are considered independent directors, as will the two new director nominees, Messrs. Laurance and Smith, upon their election. Each of the parties to the board representation agreement (other than Ingram Micro) has agreed to vote its shares of common stock in favor of the proposed nominees who fit within the qualifications set out in the agreement. The Ingram Family Stockholders’ holdings of common stock are sufficient to guarantee the election of the Board nominees being considered at this meeting.

What are the other rights of the Ingram Family Stockholders under the board representation agreement?

     In addition to provisions relating to the designation of directors described above, the board representation agreement provides as follows:

     Certain types of corporate transactions, including transactions involving the potential sale or merger of Ingram Micro; the issuance of additional equity, warrants, or options; acquisitions involving aggregate consideration in excess of 10% of our stockholders’ equity; any guarantee of indebtedness of an entity other than a subsidiary of Ingram Micro exceeding 5% of our stockholders’ equity; and the incurrence of indebtedness in a transaction which could reasonably be expected to reduce our investment rating: (1) lower than one grade below the rating in effect immediately following our initial public offering in November 1996, or (2) below investment grade, may not be entered into without the written approval of at least a majority of the voting power deemed to be held (for purposes of the board representation agreement) by the Ingram Family Stockholders and their permitted transferees.

     The board representation agreement will terminate on the date on which the Ingram Family Stockholders and their permitted transferees collectively cease to beneficially own at least 25,000,000 shares of our common stock (as such number may be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, and other transactions in our capital stock). The trustees, who in some cases are members of the Ingram family, are authorized to make all decisions for the trusts or foundations, which are parties to the agreement.

How are directors compensated?

Fiscal 2000 and 2001

     Base compensation. Directors received no base compensation for service as directors during 2000.

     Other compensation. Each director was reimbursed for expenses incurred in attending meetings of the Board and Board committees.

     In addition to expense reimbursements, each current non-executive director who was not designated by the Ingram Family Stockholders was granted on the date his service began (but not prior to October 31, 1996), and each new non-executive director who was not designated by the Ingram Family Stockholders received an automatic grant of options to purchase 45,000 shares of Class A common stock upon election or appointment to serve as a new director of Ingram Micro.

     We granted options under Ingram Micro’s 1998 Equity Incentive Plan to Mr. Schulmeyer on March 3, 2000 to purchase 10,000 shares of Class A common stock in connection with his service relating to certain additional projects on our behalf. These options vested 50% each on May 1, 2000 and October 1, 2000, respectively, with an exercise price of $11.5625 per share and a ten-year term.

     We granted options under Ingram Micro’s 2000 Equity Incentive Plan to Board members and certain of the Board committee members on November 1, 2000. Mrs. Ingram and Messrs. Davis, J. Ingram, O. Ingram, Pfeffer and Wyatt each received grants of options to purchase 15,000 shares of Class A common stock in connection with their service as Board members. Mrs. Ingram and Messrs. Davis and Wyatt also received grants of options to purchase 1,000 shares of Class A common stock in connection with their service as Chairman of our Board’s Nominating Committee, Human Resources Committee, and Audit Committee, respectively. All of these options vest in equal installments over twelve months, commencing December 1, 2000, with an exercise price of $11.25 per share and a ten-year term.

     On December 14, 2000, we granted to Mr. Schulmeyer under the 2000 Equity Incentive Plan additional options to purchase 15,000 shares of Class A common stock in connection with his services as director. These options vest one-sixth on January 1, 2001 and one-twelfth on the first day of each month thereafter until fully vested, with an exercise price of $17.375 per share and will expire on November 1, 2010.

Fiscal 2002

     Compensation package. Beginning in 2002 for incumbent non-executive directors and 2001 for non-executive directors first elected to the Board, if any, each non-executive director will receive an annual award of cash, stock options and restricted stock with an estimated value of $150,000 ($155,000 for Committee chairmen). The mix of cash, stock options and restricted stock must be selected by each eligible Board member prior to January 1 of each tax year or promptly upon initial election to the Board, as the case may be. The award will be pro rated for partial year service. The mix of cash, stock options and restricted stock is subject to the following assumptions and restrictions:

•	Cash. If cash is selected as a component of compensation, the maximum amount that may be selected is $35,000 ($40,000 for Committee chairmen).

•	Stock Options. Stock options must be selected as a component of compensation. The grant value of the options must be at least $50,000 and may be more. Options will be granted as non-qualified stock options at the time of the first semi-annual stock option grant made to our management each year. The number of options to be granted will be based on the Black-Scholes calculation used to determine the management stock option grant. Options will be exercisable at the closing price of our stock on the New York Stock Exchange on the day of grant, vest one-twelfth per month and have a term of ten years.

•	Restricted Stock. If restricted stock is selected as a component of compensation, it will be granted on the date of the first semi-annual grant of stock options to our management each year. The number of shares to be granted will be equal to the dollar value of the amount of restricted stock selected divided by the closing price of our stock on the New York Stock Exchange on the day of grant rounded up to the next whole share. Restrictions on disposition of the shares will lapse one year from the date of grant.

     Other. All directors will be required to achieve and maintain ownership of shares of our common stock or vested but unexercised stock options with a value of $150,000 beginning five years from the date of election to the Board. Shares owned will be valued at the average closing price of our stock on the New York Stock Exchange during the four week period ending closest to June 30th of each year. Vested but unexercised stock options will be valued at the difference between the exercise price and the average closing price of our stock on the New York Stock Exchange during the four week period ending closest to June 30th of each year. Each director will also be reimbursed for expenses incurred in attending meetings of the Board and Board committees.

How often did the Board meet during fiscal 2000?

     The Board of Directors met five times during fiscal 2000. Each director attended more than 75% of the total number of meetings of the Board and the Committees on which he or she served, with the exception of Mr. Davis, who attended 70% (7 out of 10) and Mr. Schulmeyer who attended 61.5% (8 out of 13) of all such meetings.

What committees has the Board established?

     The Board of Directors has standing Executive, Human Resources, Audit and Nominating Committees. During 1999, the Board also established a special search committee in connection with our search for a new Chief Executive Officer, which resulted in the selection of Mr. Foster in March 2000.

Board Committee Membership (as of April 5, 2001)

	Executive	Human Resources	Audit	Nominating	Search
Name	Committee	Committee	Committee	Committee	Committee

Don H. Davis, Jr.		**

Kent B. Foster	*			*

John R. Ingram	**				*

Martha R. Ingram				**

Orrin H. Ingram		*

Philip M. Pfeffer			*	*

Gerhard Schulmeyer		*	*		*

Joe B. Wyatt	*		**		**

*	Member

**	Chair

     Executive Committee. Our Bylaws require that the Executive Committee be comprised of a director designated by the Ingram Family Stockholders, a director designated by our Chief Executive Officer and an independent director. The Committee may approve management decisions requiring the immediate attention of the Board of Directors during the period of time between regularly scheduled meetings of the Board. The Committee does not have authority to approve any of the following items, all of which require the approval of the Board: (1) any action that would require the approval of the holders of a majority of the stock held by certain of the Ingram Family Stockholders or that would require approval of the holders of a majority of the common stock under applicable law or under our Certificate of Incorporation or Bylaws (provided, however, that subject to applicable law, the Board is entitled to delegate to the Executive Committee the authority to negotiate and finalize actions, the general terms of which have been approved by the Board); (2) any acquisition with a total aggregate consideration in excess of 2% of our shareowners’ equity; (3) any action outside the ordinary course of our business; or (4) any other action involving a material shift in policy or business strategy for the Board. In fiscal 2000, the Committee acted by written consent on one occasion.

     Human Resources Committee. Our Bylaws require that the Human Resources Committee be comprised of a director designated by the Ingram Family Stockholders and two independent directors. The purpose of the Human Resources Committee is to review and report to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners – associates, customers, shareowners and vendors. The Committee’s oversight areas include compensation strategy, succession planning processes and key leader succession plan and work environment assessment and improvement. The Committee’s primary administrative function is to assist Ingram Micro in attracting, retaining and motivating our executive officers through its responsibility for establishing the compensation of all executive officers and administering all stock related compensation plans. In fiscal 2000, the Committee held five meetings and acted by written consent on a number of occasions.

     Audit Committee. Our Bylaws require that the Audit Committee be comprised of three directors, a majority of whom must be independent directors. In addition, the New York Stock Exchange requires (1) all of the members of the Audit Committee to be independent, (2) that all of the members of the Audit Committee “be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement,” and (3) that one of the members have “past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.” The current members of the Audit Committee meet the requirements of the New York Stock Exchange and our Bylaws. The primary functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of our independent auditors, discuss and review in advance the scope of and the fees to be paid in connection with the annual audit and review the results of the audit with our independent auditors, monitor the independence and performance of our independent auditors, review our company’s compliance with existing major accounting and financial reporting policies, review the adequacy of our financial organization, and review management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices, our draft annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. In addition, the Audit Committee is required to prepare a report to shareowners for inclusion in Ingram Micro’s annual proxy statement (see pages 16 to 18). The Audit Committee held six meetings during fiscal 2000.

     Nominating Committee. Our Bylaws require that the Nominating Committee be comprised of two directors designated by the Ingram Family Stockholders and a director designated by our Chief Executive Officer. The Committee is responsible for soliciting recommendations for candidates for the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareowners, and designating members of Board committees. Any shareowner wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Committee held one meeting during fiscal 2000 and acted by written consent on several occasions.

STOCK OWNERSHIP

     The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below, our directors and executive officers as a group, and beneficial owners of more than 5% of either class of our common stock. As of February 1, 2001, Martha R. Ingram, her children, certain trusts created for their benefit (including trusts where SunTrust Bank acts as trustee, as noted below), two charitable trusts, and a foundation created by the Ingram family (the “Ingram Family Stockholders”) held 1,429,607 shares of Class A common stock (including 7,666 shares issuable for stock options exercisable within 60 days of February 1, 2001) in the aggregate (representing less than one percent of the total outstanding shares of Class A common stock) and 66,952,028 shares of Class B common stock in the aggregate (representing 95.2% of the total outstanding shares of Class B common stock, and collectively with the Class A common stock held by the Ingram Family Stockholders, amounting to 46.7% of the total outstanding shares of common stock and 86.1% of the aggregate voting power of the common stock). A significant number of shares attributable to the individual members of the Ingram Family Stockholders or related legal entities are reflected more than once in the table below as a result of members of the Ingram family being co-trustees of various trusts. Except as otherwise indicated, all information is as of February 1, 2001.

	Class A Common Stock (1)			Class B Common Stock			Common Stock

	Shares			Shares			% of Total	% of Total
	Beneficially			Beneficially			Outstanding	Voting
Name	Owned		% of Class	Owned		% of Class	Shares	Power

Directors:

Kent B. Foster	500,000	(2)	*	—		*	*	*

Don H. Davis, Jr.	66,665	(3)	*	—		*	*	*

John R. Ingram(4)(5)	64,257	(6)(7)	*	52,828,275	(8)(9)(10)	75.1%	36.1%	67.8%

Martha R. Ingram(4)(5)	22,665	(7)(11)	*	57,045,502	(8)	81.1%	38.9%	73.2%

Orrin H. Ingram II(4)(5)	59,290	(7)(12)	*	54,089,259	(8)(9)	76.9%	37.0%	69.4%

Philip M. Pfeffer	375,221	(13)	*	1,922,478	(9)	2.7%	1.6%	2.5%

Gerhard Schulmeyer	37,250	(14)	*	—		*	*	*

Joe B. Wyatt	145,230	(15)	*	—		*	*	*

Named Executive Officers:

Jerre L. Stead	3,740,000	(16)	4.8%	—		*	2.5%	*

Michael J. Grainger	603,117	(17)	*	11,250		*	*	*

Guy P. Abramo	171,035	(18)	*	—		*	*	*

Kevin M. Murai	114,926	(19)	*	12,550	(20)	*	*	*

James E. Anderson, Jr.	428,728	(21)	*	110,000	(20)	*	*	*

Executive Officers and Directors, as a group (17 persons)	7,023,124	(7)(22)	8.7%	67,872,671	(8)(9)(20)	96.5%	49.7%	87.4%

5% Shareowners:

David B. Ingram(4)	95,000	(23)	*	53,370,757	(8)(9)(24)	75.9%	36.5%	68.5%

Robin Ingram Patton(4)(5)	188,395	(7)	*	51,098,518	(8)(9)	72.6%	34.9%	65.5%

E. Bronson Ingram QTIP Marital Trust(4)	—		*	49,099,259		69.8%	33.5%	63.0%

Ingram Charitable Fund, Inc.(5)	11,493,000	(25)	15.1%	—		*	7.8%	1.5%

AXA Assurances I.A.R.D. Mutuelle	6,723,439	(26)	8.8%	—		*	4.6%	*

FMR Corp.	5,563,714	(27)	7.3%	—		*	3.8%	*

Mellon Financial Corporation	2,247,290	(28)	3.0%	—		*	1.5%	*

SunTrust Bank	1,000,000	(29)	1.3%	6,328,909	(29)	9.0%	5.0%	8.3%

*	Represents less than 1% of our outstanding common stock.

Footnotes:

1)	Excludes each shareowner’s beneficial ownership of Class B common stock, which may be converted into Class A common stock at any time, at the option of the holder.

2)	Options exercisable within 60 days of February 1, 2001.

3)	Includes vested options to purchase 63,999 shares of Class A common stock, and unvested options to purchase 2,666 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

4)	David B. Ingram, Robin Ingram Patton, Orrin H. Ingram II, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of the shares held by the QTIP Trust.

5)	The address for each of the indicated parties is c/o Ingram Industries Inc. (“Ingram Industries”), One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

6)	Includes vested options to purchase 61,757 shares of Class A common stock, and unvested options to purchase 2,500 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

7)	Excludes 231,000 shares of common stock owned by Ingram Industries. As principal shareowners of Ingram Industries, the indicated shareowners may be deemed to be beneficial owners of the shares held by Ingram Industries.

8)	Includes 51,709,244, 50,964,836, 50,964,836, 51,864,836, 55,729,500, and 57,803,730 shares, for David B. Ingram, Robin Ingram Patton, Orrin H. Ingram II, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees. Such individuals could each be deemed to be the beneficial owner of the shares held by trusts of which he or she is a trustee.

9)	Excludes for John R. Ingram 1,459,064 shares held by one or more trusts of which he and/or his children are beneficiaries; for Orrin H. Ingram II 188,815 shares held by one or more trusts of which he and/or his children are beneficiaries; for Mr. Pfeffer 156,232 shares held by his children or one or more trusts of which his children are beneficiaries; for David B. Ingram 2,740,287 shares held by one or more trusts of which he and/or his children are beneficiaries; and for Robin Ingram Patton 1,940,743 shares held by one or more trusts of which she is a beneficiary. Each such individual disclaims beneficial ownership as to such shares.

10)	Includes 900,000 shares held in a grantor-retained annuity trust.

11)	Includes vested options to purchase 19,999 shares of Class A common stock, and unvested options to purchase 2,666 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

12)	Includes vested options to purchase 34,768 shares of Class A common stock, and unvested options to purchase 2,500 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

13)	Includes vested options to purchase 63,750 shares of Class A common stock, and unvested options to purchase 2,500 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

14)	Includes vested options to purchase 34,750 shares of Class A common stock, and unvested options to purchase 2,500 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

15)	Includes vested options to purchase 70,999 shares of Class A common stock, and unvested options to purchase 2,666 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

16)	Includes vested options to purchase 2,460,000 shares of Class A common stock, but excluding 140,000 vested options gifted to various trusts benefiting Mr. Stead’s grandchildren.

17)	Includes vested options to purchase 481,938 shares of Class A common stock, and unvested options to purchase 62,000 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

18)	Includes vested options to purchase 111,735 shares of Class A common stock, and unvested options to purchase 9,000 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

19)	Includes vested options to purchase 102,426 shares of Class A common stock.

20)	Includes vested options to purchase 5,000, 26,250 and 46,875 shares of Class B common stock, for Messrs. Murai, Anderson and all executives as a group, respectively, and unvested options to purchase 2,500, 8,750 and 17,500 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

21)	Includes vested options to purchase 372,566 shares of Class A common stock, and unvested options to purchase 45,100 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

22)	Includes vested options to purchase 4,208,285 shares of Class A common stock, and unvested options to purchase 1,098,998 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2001.

23)	Excludes 2,089 shares owned by Ingram Entertainment Inc. (“Ingram Entertainment”). As principal shareowner of Ingram Entertainment, the indicated shareowner may be deemed to be the beneficial owner of the shares held by Ingram Entertainment. The address for Mr. Ingram is c/o Ingram Entertainment Inc., Two Ingram Boulevard, La Vergne, Tennessee 37089.

24)	Includes 744,408 shares held in two grantor-retained annuity trusts.

25)	Ingram Charitable Fund, Inc. (the “Charitable Fund”) is a Tennessee non-profit corporation operated under the direction of its board of directors, which is comprised of two members of the Ingram family, two representatives of Vanderbilt University, and an independent director.

26)	Based on information provided in a Schedule 13G (Amendment No. 1) filed on February 12, 2001 by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA entities”). Each of I.A.R.D., AXA Assurances Vie Mutuelle (“Vie”), AXA Conseil Vie Assurance Mutuelle (“Conseil”), AXA Courtage Assurance Mutuelle (“Courtage”), AXA (“AXA”), and AXA Financial, Inc. (“AXA Financial”) (through its subsidiaries Alliance Capital Management L.P. (“Alliance”) and The Equitable Life Assurance Society of the United States (“Equitable”)) shares voting power with respect to 578,363 shares. Each of the AXA Entities has sole voting power with respect to 3,476,440 shares and sole dispositive power with respect to 6,723,439 shares. On October 2, 2000, Alliance acquired beneficial ownership of the shares of Ingram Micro that were formerly beneficially owned by Sanford C. Bernstein & Co., Inc. (“Bernstein”) through Alliance’s acquisition of the investment advisory assets of Bernstein. Pursuant to such acquisition, Bernstein assigned its investment management agreements to Alliance. Accordingly, ownership of these shares are reflected in the filings of AXA Financial, the parent company of Alliance. The addresses for the AXA Entities are as follows: I.A.R.D., Vie and Conseil: 370 rue Saint Honore 75001 Paris France; Courtage: 26, rue Louis le Grand, 75002 Paris France; AXA: 25, avenue Matignon 75008 Paris France; and AXA Financial: 1290 Avenue of the Americas, New York, NY 10104.

27)	Based on information provided in a Schedule 13G (Amendment) filed on February 14, 2001 by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Abigail P. Johnson (“Ms. Johnson”). Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 5,242,314 shares of Class A common stock as a result of acting as investment adviser to various investment companies. Mr. Johnson, FMR (through its control of Fidelity) and various funds each has sole power to dispose of 5,242,314 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. Fidelity Management Trust Company (“Fidelity

Management”), a wholly-owned subsidiary of FMR, is the beneficial owner of 321,400 shares as a result of its serving as investment manager for various institutional accounts. Mr. Johnson and FMR (through its control of Fidelity Management) each has sole dispositive power over, and the sole power to vote or to direct the voting of 321,400 shares held by, such institutional accounts. In addition, members of the Johnson family, including Mr. Johnson and Ms. Johnson, are deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940. The address of FMR, the filing person, is 82 Devonshire Street, Boston, Massachusetts 02109.

28)	Based on information provided in a Schedule 13G filed on January 17, 2001 by Mellon Financial Corporation and its direct or indirect subsidiaries, including Mellon Bank, N.A. (“Mellon”). Mellon is the sub-custodian for shares held by the trustee of our employee benefit plan, which is subject to ERISA. The securities reported include all shares held of record by the trustee of the plan which have not been allocated to the individual accounts of employee participants in the plan. Mellon disclaims beneficial ownership of all shares that have been allocated to the individual accounts of employee participants in the plan for which directions have been received and followed. Mellon reports that it has sole voting power as to 1,820,890 shares, shared voting power as to 145,200 shares, sole dispositive power as to 2,218,252 shares and shared dispositive power as to 400 shares. The address of Mellon, the filing person, is c/o Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258.

29)	Based on information provided in a Schedule 13G filed on February 14, 2001 by SunTrust Bank, Atlanta (“SunTrust”). Includes shares held by various trusts with respect to which SunTrust acts as a trustee and shares voting and dispositive power. Excludes 29,700 shares of Class A common stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates, including SunTrust. SunTrust Banks, Inc. and its affiliates had sole voting and dispositive power with respect to 378,168 of these shares, and shared voting and dispositive power with respect to 6,950,741 of these shares. SunTrust Banks, Inc. and its affiliates held an additional 32,000 shares of Class A common stock, which are also excluded in the number listed on the table, in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of common stock it held. The address for SunTrust is 25 Park Place, NE, Atlanta, Georgia 30303.

Section 16(a) Beneficial Ownership Reporting Compliance.

     Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2000 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934; however, due to inadvertence, a 10% shareowner, David B. Ingram, failed to report the disposition on November 7, 2000 of 3,104 shares attributable to him (as a result of Ingram Entertainment’s sale of shares of Ingram Micro Class A common stock).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements entered into in connection with our November 1996 split-off from our former parent, Ingram Industries.

     We were split-off from our former parent, Ingram Industries, in November 1996. At that time, we entered into agreements with the Ingram Family Stockholders covering board representation and registration rights for common stock held by the Ingram Family Stockholders (including shares of Class A common stock issued upon conversion of Class B common stock). The board representation agreement is described above under “—What are the requirements for Board membership?” and “—What are the other rights of the Ingram Family Stockholders under the board representation agreement?”

     We also agreed to certain exchanges covering outstanding Ingram Industries options and stock appreciation rights (“SARs”) held by current or former employees or directors of Ingram Industries, its former subsidiary Ingram Entertainment or their subsidiaries. We converted these options and SARs and exchanged certain Ingram Industries incentive stock units (“ISUs”) for options to purchase shares of our Class A common stock (“Rollover Stock Options”). We determined the exchange values for these options, SARs, and ISUs primarily on the value for the underlying common stock, and these underlying values were determined by the Board of Directors of Ingram Industries in accordance with the respective plans under which they were issued. A total of approximately 10,989,000 Rollover Stock Options were issued in connection with the split-off. We agreed to register at various times shares of Class A common stock issuable upon the exercise of Rollover Stock Options. We have completed several registrations with respect to shares of Class A common stock issuable upon exercise of Rollover Stock Options, and the registration statements that we have agreed to keep current are described below.

Registration rights agreement.

     The Ingram Family Stockholders, their permitted transferees, and the other shareowners of Ingram Industries who received shares of Class B common stock in the split-off entered into a registration rights agreement which grants demand registration rights following the closing of our initial public offering in November 1996. These demand registration rights may be exercised by the QTIP Trust for all or any portion (subject to certain minimum thresholds) of the shares of Class B common stock owned by the QTIP Trust, one or more of the other Ingram Family Stockholders and certain of their permitted transferees on up to three occasions during the 84-month period following the closing of the initial public offering; provided that we are not obligated to effect: (1) any registration requested by the QTIP Trust unless the QTIP Trust has furnished us with an opinion of counsel to the effect that such registration and any subsequent sale will not affect the tax-free nature of the split-off, or (2) more than one demand registration during any 12-month period. The registration rights agreement also grants one demand registration right (subject to certain minimum thresholds) to other members of the Ingram Family Stockholders (which may only be exercised during the 84-month period following November 1, 1996).

     We agreed that we will not grant any registration rights to any other person that are more favorable than those granted under the registration rights agreement or provide for the exercise of demand registration rights sooner than three months following a public offering in which such person was entitled to include its shares, unless the number of shares requested to be included in such public offering exceeded 125% of the number of shares actually included.

     The registration rights agreement provides that the parties to the agreement are entitled to unlimited “piggyback” registration rights in connection with any proposed registration of equity securities by us (with certain specified exceptions) during the 84-month period following the completion of the initial public offering in November 1996. Employees who purchased shares of Class B common stock in our July 1996 employee offering are bound by the provisions of the registration rights agreement as if the employees were parties to the agreement, and are also entitled to the “piggyback” registration rights.

     The registration rights agreement contains other provisions regarding reduction of the size of an offering that has been determined by the underwriters to have exceeded its maximum potential size and contains certain customary provisions, including those relating to holdback arrangements, registration procedures, indemnification, contribution and payment of fees and expenses.

Registration statements being kept current.

     We filed a registration statement on Form S-3 covering 10,949,298 shares of Class A common stock that was declared effective on November 20, 1997. It relates to our offer and sale of up to 2,485,944 shares of Class A common stock upon the exercise of options under the Ingram Micro Rollover Option Plan and up to 250,000 shares under the Ingram Micro Amended and Restated 1996 Equity Incentive Plan. It also relates to the offer and sale by our 401(k) plan, the Ingram Thrift Plan, and the Ingram Entertainment Thrift Plan of a total of 8,213,354 shares of our Class A common stock (resulting from the conversion of shares of Class B common stock held by these plans). We have agreed to keep the registration statement current.

     In connection with our December 1999 sale of shares of common stock of SOFTBANK Corp. (“Softbank”), a Japanese corporation, we issued to Softbank warrants to purchase 1,500,000 shares of our common stock. This warrant has an exercise price of $13.25 per share, was immediately exercisable and had a term of five years. We also entered into a registration agreement with Softbank requiring us to register the resale from time to time of the shares of common stock issuable upon exercise of the warrant. We filed a registration statement on Form S-3 with respect to these shares, which was declared effective on May 18, 2000. Softbank is under no obligation to sell its shares, and we do not know when or if Softbank will sell its shares. We have agreed to keep the registration statement effective generally until December 3, 2005.

Loans to executive officers.

     We extended a $200,000 loan to an executive officer, Guy P. Abramo, to assist him with the purchase of his home at an interest rate of 5.50% per annum. We agreed to forgive 20% of the outstanding principal and interest on April 1st of each year, commencing April 1, 2000, if Mr. Abramo continues to be an employee in good standing with us on each such date. Additionally, we agreed to provide tax equalization payments to cover the taxes that Mr. Abramo may be liable to pay in connection with such forgiveness arrangement. As a result of Mr. Abramo’s being an employee in good standing on each of April 1, 2000 and April 1, 2001, we forgave $54,872 ($40,000 in principal and $14,872 in interest) and $48,752 ($40,000 in principal and $8,752 in interest), respectively, on such dates. As of April 5, 2001, Mr. Abramo’s outstanding loan amount was $120,072.

     In connection with our request that Kevin Murai, an executive officer, relocate from Canada to the United States as President of Ingram Micro U.S., we extended three loans to Mr. Murai. First, to assist Mr. Murai and his family’s transfer to and purchase of a home in Southern California, we extended a $300,000 loan to Mr. Murai, at an interest rate of 6.43% per annum. We agreed to forgive 20% of the outstanding principal and interest on May 1st of each year, commencing May 1, 2001, if Mr. Murai continues to be an employee in good standing with us on each such date. Additionally, we agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with such forgiveness arrangement. As of April 5, 2001, Mr. Murai’s outstanding loan amount was $316,648.

     Second, Mr. Murai’s relocation to the United States in January 2000 triggered additional tax obligations by Mr. Murai to the Canadian and U.S. tax authorities, and we extended two loans to assist him with meeting such increased tax liabilities. Mr. Murai received a grant of restricted stock shares in October 1999 as President of Ingram Micro Canada. He was required to pay Canadian taxes on these unvested shares of restricted stock when he relocated to the United States. Mr. Murai was also required to pay U.S. taxes when 50% of these restricted stock shares vested in October 2000. In connection with payment of such additional tax obligations, we extended a $30,187.89 loan at an interest rate of 5.94% per annum to Mr. Murai. We agreed to waive all of the interest if Mr. Murai repays the principal in full on its due date of December 31, 2003. We also agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with such waiver of interest arrangement. As of April 5, 2001, Mr. Murai’s outstanding loan amount on his tax loan was $30,764.

     In addition, as a result of his relocation from Canada to the U.S., Mr. Murai was “double-taxed” by the Canadian and U.S. tax authorities on his personal income. We extended an interest-free $182,000 tax advance to Mr. Murai to cover the difference between Mr. Murai’s Canadian and U.S. tax obligations relating to his relocation from Canada to the United States. Mr. Murai has agreed to repay this advance on the earlier of receipt of certain Canadian tax credits or December 31, 2001. We have agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with the waiver of interest arrangement.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

     During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Committee, which was approved by the full Board on May 17, 2000. The complete text of the new charter, which reflects standards set forth in new SEC regulations and New York Stock Exchange rules, is reproduced in Exhibit A to this proxy statement.

     As set forth in more detail in the charter, our primary responsibilities fall into three broad categories:

•	first, we monitor the integrity of our company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	second, we monitor the independence and performance of our company’s independent external auditors and internal audit department; and

•	third, we provide an avenue of open communication among our company’s independent external auditors, management, internal audit department and our Board of Directors.

     We meet with management periodically to consider the adequacy of our company’s internal controls and the objectivity of its financial reporting. We discuss these matters with our company’s independent auditors and with appropriate company financial personnel and internal auditors. We regularly meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

     We reviewed our company’s audited financial statements for fiscal 2000 and met with both management and PricewaterhouseCoopers LLP, our company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

     We have received from and discussed with PricewaterhouseCoopers the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These items relate to that firm’s independence from our company. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees and as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

     The fees billed to Ingram Micro by PricewaterhouseCoopers for fiscal year 2000 were as follows:

•	Audit fees. PricewaterhouseCoopers’ fee for its audit of our company’s annual financial statements and its review of our company’s quarterly financial statements for fiscal year 2000 was $1,422,000, of which $662,000 was billed in fiscal year 2000.

•	Financial information systems design and implementation fees. PricewaterhouseCoopers did not bill Ingram Micro any fees related to financial information systems design and implementation.

•	All other fees. PricewaterhouseCoopers billed Ingram Micro a total of $1,777,000 for services rendered that are not described above.

     We have considered whether the provision of the services included in the category “All other fees” is compatible with maintaining PricewaterhouseCoopers’ independence.

     The directors who serve on the Committee are all “independent” for purposes of the New York Stock Exchange listing standards.

     We are not employees of our Company and, as such, it is not the duty or the responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures. In performing our oversight responsibility, members of the Committee rely on information, opinions, reports and statements, including financial statements and other financial data prepared or presented by officers and employees of our company, legal counsel, independent accountants and other persons with professional or expert competence. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our company’s financial statements by our company’s independent accountants has been carried out in accordance with generally accepted accounting principles or that our company’s independent accountants are in fact “independent.”

     Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee, we recommended to the Board that our company’s audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 30, 2000.

Members of the Audit Committee

Joe B. Wyatt (Chairman) Philip M. Pfeffer Gerhard Schulmeyer

EXECUTIVE COMPENSATION

Report of the Human Resources Committee

     The following Report of the Human Resources Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Ingram Micro specifically incorporates this Report or the stock performance graph by reference therein.

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2000.

What is our philosophy of executive officer compensation?

     Our compensation program for executives consists of three key elements:

•	base salary,

•	performance-based annual bonus, and

•	periodic grants of equity-based awards.

     We believe that this three-part approach best serves the interest of our company and our shareowners. It enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that executive officers are compensated in a way that advances both short- and long-term interests of shareowners.

     We ensure that a high proportion of our executive officers’ compensation is “at risk” through a performance-based annual bonus and periodic equity-based awards. The variable performance-based bonus permits individual performance to be recognized on an annual basis, and is historically based on our company’s performance relative to set financial targets and achievement of individual performance objectives by the officer. We have shifted this dual focus towards one which is fully based on achievement of financial objectives by our company for fiscal year 2001. Periodic equity-based awards further allow us to place a significant portion of our executives’ long-term compensation “at risk” by relating it to stock price appreciation realized by all of our shareowners.

     In addition, subject to the needs of our company, we generally attempt to design all incentive and equity-based programs to be deductible under the Internal Revenue Code of 1986, as amended.

We retained Hewitt Associates LLC to conduct a competitive compensation study.

     We engaged Hewitt Associates LLC, an internationally recognized executive consulting firm, to conduct a total compensation measurement study to reassess the competitiveness of our compensation programs (base pay, annual incentives and long-term incentives) for our global senior management team in 1999 and 2000. In doing so, the value of each of our pay elements was compared to information available from Hewitt’s databases for a selected group of world-class high technology, electronics, wholesale distribution and retail companies that we believe are our competitors in recruiting the best executives and who provide outstanding performance in shareowner return.

     Based on the results of the Hewitt studies, we implemented new base pay ranges and long-term incentive award guidelines for each member of our global senior management team in December 1999 and again in December 2000.

     Base salary. We determined the base salary for our executive officers, as well as adjustments to such salaries, after considering recommendations from our Chief Executive Officer and taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer’s service.

     Prior to the 1999 Hewitt review, we had set base salary ranges for executives at approximately 85% of the median for a selected group of 17 world-class high technology and distribution companies reviewed by Hewitt in 1997. After we considered the 1999 Hewitt study, we directed management to adjust base pay ranges for executives to 100% of market (based on 1999 information) and to improve alignment of executive base pay with market.

     Annual bonus. Ingram Micro’s 2000 Executive Incentive Award Plan provides for performance-based bonuses for executives as well as other management level associates. The plan is structured so that the level of total cash compensation (base salary plus annual bonus) will exceed the median level of cash compensation of the selected companies in the 1999 Hewitt study when high levels of corporate, business unit and individual performance are achieved. Conversely, when Ingram Micro falls short of established targets, the level of cash compensation will fall below the median level of cash compensation for these companies. Specifically, the 2000 annual bonus program was based 70% on our company’s performance relative to preset financial performance targets and 30% on individual performance against preset objectives, assuming minimum financial targets are met. These proportions were changed to 100% financial objectives for the 2001 annual bonus program in order to provide maximum focus on company profitability and shareowner return.

     Equity-based awards. During fiscal year 2000, our equity-based award guidelines provided generally for the grant of stock options to executive officers upon initial employment or promotion and semi-annual grants in each successive February and July.

     In carrying out our guidelines, our Chief Executive Officer recommends to us for review and approval the number of options to be granted within a range associated with an executive officer’s salary grade level. Our Chief Executive Officer may also make recommendations that deviate from our guidelines where he deems it appropriate.

     In 2000, stock option grants were made to our management team on February 1, 2000 and on July 3, 2000 in accordance with award guidelines we had previously approved. In order to enhance the retention of the management team, the semi-annual grants made on February 1, 2000 were equal in number to an annualized grant. The grants made on July 3, 2000 were equal in number to a semi-annual grant. We currently anticipate that grants made to the executive management team in 2001 and subsequent years will generally be made on the basis of semi-annual grants.

How is our Chief Executive Officer compensated?

     Compensation of Former Chief Executive Officer. Jerre L. Stead retired as our Chief Executive Officer on March 6, 2000 and as our Chairman of the Board on May 17, 2000.

          Salary or annual bonus. Mr. Stead received no salary or annual bonus during his tenure as Chief Executive Officer.

          Stock options. At the time of our initial public offering in November 1996, Mr. Stead received a one-time grant of options to purchase 3,400,000 shares of Class A common stock at the initial public offering price of $18.00 per share. The number of options was determined at the time of his employment, based on a comparison study with other companies that were our competitors for top executive talent.

          Of the 3,400,000 options awarded to Mr. Stead, 200,000 were vested immediately and 1,600,000 were scheduled to vest in four equal installments on April 1 of each of the years 1998 through 2001. All of these 1,600,000 options are vested as a result of time-based vesting and discretionary Board action. The remaining 1,600,000 options were scheduled to vest 100% on November 1, 2005 or sooner if our stock price reached a certain level or if our earnings per share met preset targets. Of these performance-based options, 800,000 vested on April 28, 1998 and 800,000 vested on October 24, 1998, in each case based on attainment of pre-established stock price goals.

          We granted Mr. Stead additional options on May 27, 1997 to purchase 400,000 shares of Class A common stock. These 400,000 options are vested as a result of time-based vesting, attainment of pre-established stock price goals and discretionary Board actions.

          Our Board of Directors has further provided that Mr. Stead’s options will be exercisable through various dates in 2004.

          Consulting fees. We entered into an agreement to retain Mr. Stead as an advisor to our new Chief Executive Officer for a one-year period following Mr. Stead’s retirement as Chairman of the Board, for a fee of $500,000.

     Compensation of the Current Chief Executive Officer. Kent B. Foster became our Chief Executive Officer on March 6, 2000 and was elected as Chairman of the Board on May 17, 2000.

          Salary and annual bonus. We entered into an employment agreement with Mr. Foster covering his services as Chief Executive Officer in March 2000. The agreement provides for an annualized base salary of $1,000,000 and the opportunity for an annual performance-based compensation award. Under the terms of his agreement, Mr. Foster is eligible for a target annual bonus opportunity of 100% of his annual base salary, with a maximum bonus opportunity of 200% of his annual base salary. Under his agreement, Mr. Foster received an annual bonus for the fiscal year ended December 30, 2000, of 100% of his annual base salary earned during the fiscal year.

          Options. Mr. Foster received options to purchase 1,500,000 shares of Class A common stock, at an exercise price of $11.5625, when he joined us as Chief Executive Officer in March 2000. These options will vest in three equal installments beginning March 6, 2001. Mr. Foster was also granted options to purchase 207,189 shares of Class A common stock in accordance with our semi-annual stock option grant guidelines for the management team on July 3, 2000. These options were granted at an exercise price of $17.375 and will vest in three equal installments beginning July 3, 2001.

          2001 compensation. We reviewed the annual base salary of our executive officers, including the base salary of our Chief Executive Officer, in December 2000. Based on the information presented in the 2000 Hewitt total compensation measurement study, and in recognition of Mr. Foster’s appointment to the position of Chairman and Chief Executive Officer in May 2000, we approved an increase in Mr. Foster’s annual base salary to $1,100,000 effective January 1, 2001.

Members of the Human Resources Committee

Don H. Davis, Jr. (Chairman) Orrin H. Ingram Gerhard Schulmeyer

Compensation Committee Interlocks and Insider Participation

     Except for Mr. Stead, our former Chairman and Chief Executive Officer who served as a member of our Human Resources Committee from March 6, 2000 to May 17, 2000, none of the members of the Board’s Human Resources Committee is or has been our officer or employee.

Executive Compensation Summary Table

     The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our four other most highly compensated executive officers who served in such capacities as of December 30, 2000 (other than Jerre L. Stead who retired from our company as of May 17, 2000) (the “named executive officers”) for services rendered to us during each of the last three fiscal years.

	Annual Compensation

				Other
				Annual
				Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	($) (3)

Kent B. Foster, Chairman of the	2000	807,692	807,692	—

Board and Chief Executive	1999	—	—	—

Officer(6)	1998	—	—	—

Jerre L. Stead, Former Chairman	2000	—	—	—

of the Board and Chief	1999	—	—	—

Executive Officer (7)	1998	—	—	—

Michael J. Grainger, Executive	2000	428,654	248,534	—

Vice President and	1999	360,000	—	—

Chief Financial Officer (8)	1998	321,249	147,501	—

Guy T. Abramo, Executive Vice	2000	316,732	153,510	38,895

President and Chief Strategy	1999	226,539	75,000	—

and Information Officer (9)	1998	51,250	17,133	—

Kevin M. Murai, Executive Vice	2000	330,831	319,980	25,032

President and President,	1999	158,654	115,646	—

Ingram Micro U.S. (10)	1998	135,512	78,733	—

James E. Anderson, Jr., Senior	2000	378,846	168,965	—

Vice President, Secretary	1999	320,000	—	—

and General Counsel	1998	296,539	104,735	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation
	Awards

	Restricted	Underlying	All Other
	Stock	Securities	Compensation
Name and Principal Position	Awards ($)(4)	Options/SARs(#)	($)(5)

Kent B. Foster, Chairman of the Board	—	1,707,189	20,192

and Chief Executive Officer(6)	—	—	—

	—	—	—

Jerre L. Stead, Former Chairman	—	—	500,000

of the Board and Chief	—	—	—

Executive Officer (7)	—	—	—

Michael J. Grainger, Executive Vice	—	186,443	20,477

President and Chief	—	138,000	14,700

Financial Officer (8)	—	60,000	142,977

Guy T. Abramo, Executive Vice	—	142,363	63,276

President and Chief Strategy	637,500	121,830	55,829

and Information Officer (9)	—	80,000	59,730

Kevin M. Murai, Executive Vice	—	183,496	54,745

President and President,	159,375	49,580	10,127

Ingram Micro U.S. (10)	—	1,000	380,606

James E. Anderson, Jr., Senior Vice	—	131,363	15,776

President, Secretary and	—	74,880	12,904

General Counsel	—	38,000	21,320

(1)	The salary information is as of the last payroll period ending immediately prior to the end of each of our fiscal years. Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts.

(2)	Bonuses generally were paid in February or March of the following year.

(3)	Includes tax equalization payments to Mr. Abramo and Mr. Murai.

(4)	Fifty percent (50%) of the award vested on October 15, 2000 and the remaining 50% will vest October 15, 2001. The unvested restricted stock of Messrs. Abramo and Murai was valued at $281,250 and $70,313, respectively, at December 30, 2000.

(5)	“All other compensation” for fiscal 2000 was as follows:

•	Mr. Foster (employer thrift and supplemental plan contributions, $20,192);

•	Mr. Stead (consulting fees paid following termination of employment with Ingram Micro, $500,000);

•	Mr. Grainger (group term life insurance, $691; accidental death & dismemberment insurance, $104; employer thrift and supplemental plan contributions, $19,282; and financial planning $400);

•	Mr. Abramo (group term life insurance, $461; accidental death & dismemberment insurance, $69; employer thrift and supplemental plan contributions, $7,919; and company loan forgiveness, $54,827);

•	Mr. Murai (Canadian executive dental insurance, $104; group term life insurance, $791; accidental death & dismemberment insurance, $127; employer contributions Canadian group pension plan, $225; relocation expenses, $39,998; and relocation allowance, $13,500); and

•	Mr. Anderson (group term life insurance, $614; accidental death & dismemberment insurance, $92; employer thrift and supplemental plan contributions, $14,669; and financial planning, $400).

(6)	Mr. Foster joined our company as Chief Executive Officer and President on March 6, 2000. Effective May 17, 2000, Mr. Foster was appointed as Chairman and Chief Executive Officer.

(7)	Mr. Stead retired as Chief Executive Officer effective March 6, 2000 and as Chairman of the Board effective May 17, 2000.

(8)	Mr. Grainger was promoted to his current position of President and Chief Operating Officer effective January 3, 2001.

(9)	Mr. Abramo joined our company as Senior Vice President, Marketing on September 28, 1998 until his promotion to Senior Vice President and Chief Information Officer on January 1, 2000. Mr. Abramo has served in his current position of Executive Vice President and Chief Strategy and Information Officer since September 16, 2000.

(10)	Mr. Murai served as our Senior Vice President and President, Ingram Micro Canada during fiscal years 1998, 1999 and 2000, until his promotion to Executive Vice President and President, Ingram Micro U.S. effective January 24, 2000. All information provided for Mr. Murai that was earned in Canadian dollars has been converted at an exchange rate of C$1¥ US$.6671, the rate in effect on December 30, 2000, the last trading day of the fiscal year.

Stock Option/SAR Grants in Last Fiscal Year

     The following table provides information relating to stock options granted to the named executive officers for the year ended December 30, 2000.

	Individual Grants

			% of Total
	Number of		Options/SARs
	Securities		Granted to	Exercise		Grant
	Underlying		Employees of the	or Base		Date
	Options/SARs		Company in Fiscal	Price	Expiration	Present
Name	Granted		Year	($/sh)	Date	Value($)(7)

Kent B. Foster	1,500,000	(1)	15.09%	$11.5625	03/05/10	7,147,800

	207,189	(2)	2.08%	$17.3750	07/03/10	1,470,234

Jerre L. Stead	—		—	—	—	—

Michael J. Grainger	125,000	(3)	1.26%	$11.6875	01/31/10	602,165

	61,443	(2)	0.62%	$17.3750	07/02/10	436,006

Guy P. Abramo	85,000	(3)	0.86%	$11.6875	01/31/10	409,479

	36,363	(2)	0.37%	$17.3750	07/02/10	258,035

	21,000	(4)	0.21%	$13.7500	09/28/10	117,928

Kevin M. Murai	120,000	(3)	1.21%	$11.6875	01/31/10	578,088

	2,053	(5)	0.02%	$15.3750	04/12/10	13,063

	61,443	(6)	0.62%	$17.3750	07/09/10	436,006

James E. Anderson, Jr.	95,000	(3)	0.96%	$11.6875	01/31/10	457,653

	36,363	(2)	0.37%	$17.3750	07/02/10	258,035

(1)	These options become exercisable in three equal annual installments, beginning March 6, 2001.

(2)	These options become exercisable in three equal annual installments, beginning July 3, 2001.

(3)	These options become exercisable in three equal annual installments, beginning February 1, 2001.

(4)	These options become exercisable in three equal annual installments, beginning September 29, 2001.

(5)	These options become exercisable in three equal annual installments, beginning April 13, 2001.

(6)	These options become exercisable in three equal annual installments, beginning July 10, 2001.

(7)	The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions: for the February 1, 2000 grants — stock price volatility of 59.15%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 6.45%; for the March 6, 2000 grant – stock price volatility of 59.15%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 6.45%; for the April 13, 2000 grant – stock price volatility of 59.65%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 6.34%; for the July 3, 2000 grants– stock price volatility of 59.20%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 5.96%; for the July 10, 2000 grant – stock price volatility of 59.20%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 5.96%; for the September 29, 2000 grant – stock price volatility of 59.20%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 5.96%.

Aggregate Stock Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table provides information relating to any stock options and incentive stock units (“ISUs”) exercised by the named executive officers during the year ended December 30, 2000, as well as the number and value of securities underlying unexercised stock options held by the named executive officers as of December 30, 2000.

Value of
Unexercised
	Shares Acquired on		Number of Securities	In-the-Money
	Exercise During		Underlying Unexercised	Options/SARs at
Name	2000	Value Realized ($)	Options/SARs at Year End	Year End ($)

			Exercisable/Unexercisable	Exercisable/Unexercisable

Kent B. Foster	—	—	0/1,707,189	—

Jerre L. Stead	—	—	2,800,000/0	—

Michael J. Grainger	—	—	432,673/336,176	769,380/0

Guy P. Abramo	—	—	79,876/264,317	—

Kevin M. Murai	—	—	64,226/219,190	179,869/10,625

James E. Anderson, Jr.	—	—	362,050/245,390	1,385,645/106,881

Employment Agreements

     Agreement with Former Chief Executive Officer. In August 1996, we entered into an agreement with Mr. Stead covering his service as our Chairman of the Board and Chief Executive Officer. The agreement provides for the grant to Mr. Stead of 3,600,000 options at the initial public offering price of Class A common stock. In lieu of receipt of 200,000 of these options, Mr. Stead purchased 200,000 shares of common stock directly from Ingram Micro at the initial public offering price. The vesting terms of Mr. Stead’s options are described in the Human Resources Committee’s Report on Executive Compensation. Under the agreement, Mr. Stead did not receive any salary, bonus, or other cash compensation. We also agreed to provide Mr. Stead and his spouse with lifetime healthcare coverage, with a lifetime cap of $2.0 million, as well as certain other perquisites.

     Agreement with Current Chief Executive Officer. In March 2000, we entered into an employment agreement with Mr. Foster covering his service as our Chief Executive Officer. The initial term of this agreement runs through the end of 2002, but is automatically extended for successive additional periods of one year unless either Ingram Micro or Mr. Foster opts out at least 60 days prior to the scheduled extension time. The agreement will automatically be extended for a period of 24 months upon any change in control, as defined in the agreement.

     The agreement provides for an annual base salary of $1,000,000 and the opportunity for an annual incentive compensation award. Under the agreement, Mr. Foster is eligible for a target annual bonus opportunity of 100% of his annual base salary, and a maximum bonus opportunity of 200% of his annual base salary. We have agreed that for our fiscal year ended December 30, 2000, Mr. Foster will receive a bonus of not less than 100% of his annual base salary earned during the fiscal year. We have also granted to Mr. Foster options to acquire 1,500,000 shares of Class A common stock, at an exercise price of $11.5625. These options will vest in three equal installments of 500,000, on March 6 of each of the years 2001 through 2003. The agreement also provides for Mr. Foster’s participation in our health and benefit programs.

     In the event we elect to terminate Mr. Foster’s employment for any reason other than cause or if Mr. Foster elects to terminate his employment for “good reason,” each as defined in his agreement, within 24 months after a change in control event, as defined in the agreement, we have agreed to pay Mr. Foster (1) an amount equal to three times the sum of his annual base salary and target annual bonus, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid in equal installments over a 36 month period.

     In the event we elect to terminate Mr. Foster’s employment for any reason other than cause at any other time during the term of his agreement, we have agreed to pay Mr. Foster (1) an amount equal to two times his annual base salary, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid in equal installments over a 24-month period.

     In the event Mr. Foster elects to terminate his employment for “good reason” at any other time during the term of his agreement, we have agreed to pay Mr. Foster (1) an amount equal to two times the sum of his annual base salary and target annual bonus, and (2) his prorated target annual bonus for the year in which his employment terminates. These amounts will be paid in equal installments over a 24-month period.

     Mr. Foster’s unvested stock options will continue to vest in accordance with their normal vesting schedule during any time that the payments described above are made under the agreement. However, Mr. Foster’s unvested stock options will vest immediately upon a change in control event, as defined in the agreement. We have also agreed to allow Mr. Foster a minimum of three additional years after his termination date to exercise his vested stock options in the event his employment is terminated for any reason other than cause.

     Mr. Foster will continue to receive medical coverage, his annual physical and tax preparation services during the period that any payments are required to be made under the agreement. In the event that any of the payments provided for under Mr. Foster’s agreement are considered golden parachute payments subject to federal excise taxes, we will pay additional amounts to Mr. Foster so that he will receive the net amounts after payment of taxes.

     Agreements with named executive officers. We also entered into executive retention agreements in January 2000 with each of Messrs. Grainger, Abramo, Murai and Anderson and with three other executive officers. The term of these agreements will run through March 6, 2002, but will be automatically extended for successive additional periods of one year unless either we or the executive opts out at least 60 days prior to the scheduled extension time. The agreements will automatically be extended for a period of 24 months upon any change in control of our company, as defined in the agreements.

     In the event we elect to terminate the employment of any of these executives for any reason other than cause or the executive elects to terminate his employment for “good reason,” each as defined in their respective agreements, prior to March 6, 2002, or within the 24 months after a change in control event, as defined in the agreement, the executive will receive (1) an amount equal to two times the sum of his annual base salary and target annual bonus, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid in equal installments over a 24-month period.

     In the event we elect to terminate the employment of any of these executives for any reason other than cause at any other time during the term of their agreements, the executive will receive (1) the greater of (a) 12 months base salary or (b) 6 months base salary plus one additional month for each year of service with us, and (2) his prorated annual target bonus for the year in which termination occurs. These amounts will be paid out in equal installments over the total number of months of base salary to be received.

     In the event any of these executives elects to terminate his employment for “good reason,” as defined in each of the respective agreements, at any other time during the term of his agreement, the executive will receive (1) the greater of (a) 12 months base salary plus the target annual bonus or (b) 6 months base salary plus one additional month for each year of service with us plus, in either case, his target annual bonus prorated for that period, and (2)his prorated target annual bonus for the year in which termination occurs. These amounts will be paid out in equal installments over the total number of months of base salary to be received.

     The executive’s unvested stock options will continue to vest in accordance with their normal vesting schedule during any time that the payments described above are made under his agreement. However, the executive’s unvested stock options will vest immediately upon a change in control event, as defined in the agreements. All of the executive’s vested options may be exercised through the earlier of the following dates: (1) the expiration date of his options and (2) the first anniversary of the last day that any payment is made under the agreement.

     Each executive will receive a retention payment equal to 1.5 times his base salary plus target annual bonus for the prior year in the event he remains our employee on January 1, 2002 (the “2002 Payment”). Each executive will receive an additional retention payment of 0.5 times his base salary plus his target annual bonus for the prior year if he remains our employee on January 1, 2003 (the “2003 Payment”). In the event we elect to terminate the executive’s employment for any reason other than cause or the executive elects to terminate his employment for “good reason” prior to January 1, 2002, the 2002 Payment will be prorated from January 1, 2001 through the executive’s termination date (provided that Mr. Grainger would receive at least 1.0 times his base salary plus target annual bonus). In the event the executive’s employment terminates under either of these circumstances during 2002, the 2003 Payment will be prorated from January 1, 2002 through the executive’s termination date.

     The executive will continue to receive medical coverage, his annual physical and tax preparation services during the period that any payments are required to be made under the agreement. In addition, in the event that any of the payments provided for under the agreement are considered golden parachute payments subject to federal excise taxes, we will pay additional amounts to the executive so that he will receive the net amounts after payment of taxes.

Comparison of Five-Year Cumulative Total Returns

     The stock price performance graph below, which assumes a $100 investment on November 1, 1996 and reinvestment of any dividends, compares our cumulative total shareowner return (assuming reinvestment of dividends), the New York Stock Exchange, Inc. (“NYSE”) Composite Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045—Computer and Computer Peripheral Equipment and Software) for the period beginning November 1, 1996, the date on which trading of our Class A common stock commenced, through December 30, 2000. The closing price of the Class A common stock was $11.25 on December 30, 2000 and $13.30 on April 5, 2001, the record date of the annual meeting. The historical price performance of our Class A common stock is not an indication of its future performance.

	11/01/96	12/28/96	01/03/98	01/02/99	01/01/00	12/30/00

Ingram Micro Inc	$100.00	$114.63	$141.46	$172.56	$64.02	$54.88

SIC Code Index	100.00	98.57	86.58	81.32	84.22	42.44

NYSE Composite Index	100.00	105.25	138.48	164.76	180.41	184.72

PROPOSAL TWO

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS
AND TO REQUIRE TWO-THIRDS VOTE ON ANY AMENDMENT
TO SUCH CLASSIFIED BOARD OF DIRECTORS PROVISIONS

Recommendation of the Board of Directors

     The Board of Directors recommends a vote for the approval of amendments to our Certificate of Incorporation to provide for (i) a classified Board of Directors and (ii) a two-thirds vote requirement on any amendment to such classified Board provisions, which is designated as Proposal No. 2 on the enclosed proxy card.

What are the proposed amendments?

     The Board of Directors has unanimously approved and recommended for shareowner approval an amendment to our Certificate of Incorporation to (i) amend ARTICLE EIGHTH to provide for a classified Board of Directors and (ii) amend ARTICLE ELEVENTH so that any amendment to the provisions of ARTICLE EIGHTH relating to the classification of the Board of Directors shall require the approval of the holders of two-thirds of the voting power of all the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The text of these amendments is set forth in Exhibit B to this proxy statement (the “Classified Board Amendment”). Under Delaware law, the amendment would become effective upon shareowner approval and filing of the amendment to our Certificate of Incorporation with the Secretary of State of Delaware.

     The Classified Board Amendment provides that, at this annual meeting, the Board of Directors will be divided into three classes (denominated Class I, Class II, and Class III) which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial classification for terms of one year, two years and three years, respectively. Thus, the term of office of the Class I directors will expire at the 2002 annual meeting of shareowners, the term of office of the Class II directors will expire at the 2003 annual meeting of shareowners, and the term of office of Class III directors will expire at the 2004 annual meeting of shareowners. Thereafter, the successors to each class of directors will be elected for three-year terms. If this proposal is not approved, each director will be elected to serve for a term of one year and until their successors are duly elected and qualified.

     In addition it provides that any amendment to the provisions of ARTICLE EIGHTH relating to the classification of the Board of Directors shall require the approval of the holders of two-thirds of the voting power of all the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

What are the effects of the proposal?

     Under Delaware law, a director of a corporation with a classified board of directors may be removed by the shareowners only for “cause” unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide otherwise. Therefore, if this proposal is approved, the holders of a majority of the voting power represented by outstanding shares of our common stock would be able to remove a director during his or her elected term only for “cause.” In this context, “cause” is not defined by statute.

     When the number of directors is increased by the Board of Directors and the resultant vacancies are filled by the Board of Directors, those additional directors will serve only until the next annual meeting of shareowners, at which time they will be subject to election and classification by the shareowners. If any director is elected by the Board of Directors to fill a vacancy that occurs as a result of the death, resignation or removal of another director, that director will hold office until the annual meeting of shareowners at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for re-election, even though that term may extend beyond the next annual meeting of shareowners.

     Ingram Micro believes that classification of the Board of Directors will promote continuity and stability in our management and policies since a majority of our directors at any given time will have prior experience with Ingram Micro. The Board of Directors further believes that this continuity and stability will facilitate long-range planning. Currently, the entire Board of Directors must stand for election each year. Accordingly, it is possible that all or a majority of the current directors could be replaced at any given annual meeting. If this proposal is approved, the Board of Directors will be divided into three classes effective with this 2001 annual meeting, and only one class will stand for election at each annual meeting thereafter.

     Classification of the Board of Directors may have the effect of delaying, deferring or preventing a change of control of Ingram Micro since only one-third of the directors are up for election each year and directors may not be removed, except for cause. In addition, any attempt to amend the relevant provisions of our Certificate of Incorporation may be delayed or prevented by the requirement of a two-thirds vote for such an amendment. The Board of Directors believes that the increased management stability and continuity fostered by the classified Board of Directors will enhance the capacity of the Board of Directors to defend against undesirable takeover attempts and, in the event of the sale of Ingram Micro, would enhance the Board of Directors’ ability to negotiate a transaction that is in the shareowners’ best interest. The proposed classification of the Board of Directors is not being recommended in response to a pending or threatened attempt to acquire control of Ingram Micro.

What is the required vote to approve the proposal?

     The affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of common stock is necessary for approval of the Classified Board Amendment. Therefore, abstentions and broker non-votes effectively count as votes against the proposal. We believe that members of the Ingram family and other parties to the board representation agreement intend to vote “FOR” this proposal, and that these shareowners’ holdings of common stock are sufficient to guarantee approval of this proposal.

PROPOSAL THREE

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF CLASS A COMMON STOCK AND PREFERRED STOCK

Recommendation of the Board of Directors

     The Board of Directors recommends a vote for the approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock, which is designated as Proposal No. 3 on the enclosed proxy card.

What is the proposed amendment?

     The Board of Directors has unanimously approved and recommended for shareowner approval an amendment to our Certificate of Incorporation to amend paragraph (a) of ARTICLE FOURTH to increase the number of authorized shares of Class A common stock and preferred stock. The text of this amendment is set forth in Exhibit C to this proxy statement. Under Delaware law, the amendment would become effective upon shareowner approval and filing of the amendment to the Certificate of Incorporation with the Secretary of State of Delaware.

     Our Certificate of Incorporation currently authorizes the issuance of 265 million shares of Class A common stock, par value $0.01 per share, 135 million shares of Class B common stock, par value $0.01 per share, and one million shares of preferred stock, par value $0.01 per share. The proposed amendment will increase the authorized number of shares of Class A common stock to 500 million and the authorized number of shares of preferred stock to 25 million. If approved, the proposed amendment would give the Board of Directors the authority to issue additional shares of Class A common stock or preferred stock (up to the new levels) without requiring future shareowner approval of such issuance except as may be required by applicable law. The authorized number of shares of Class B common stock would remain unchanged at 135 million. Under our Certificate of Incorporation, all shares of Class B common stock that are not previously converted will convert into shares of Class A common stock on November 6, 2001.

•	As of April 5, 2001, we had 76,579,668 shares of Class A common stock, 70,248,654 shares of Class B common stock and no shares of preferred stock outstanding

•	As of April 5, 2001, we had 70,248,654 shares of Class A common stock reserved for future issuance upon conversion of outstanding shares of Class B common stock and 44,510,860 shares of Class A common stock reserved for future issuance under our stock option plans, of which 26,636,927 shares are covered by outstanding options and 17,873,933 shares are available for grant.

•	As of April 5, 2001, 2,738,817 shares were reserved for future sale under our employee stock purchase plans.

•	As of April 5, 2001, we also had 1,500,000 shares reserved for issuance in connection with warrants issued to Softbank and 3,051,093 shares reserved for issuance in connection with our zero coupon convertible debentures due 2018, which may be converted into shares of Class A common stock.

•	Based on the foregoing number of outstanding and reserved shares of Class A common stock, we currently have approximately 66,370,908 shares remaining available for other purposes.

What is the purpose of the proposed amendment?

     The principal purpose of the proposed amendment to our Certificate of Incorporation is to provide us with the flexibility to issue additional shares of Class A common stock or preferred stock for a variety of corporate purposes, as the Board of Directors may deem advisable, without further action by our shareowners, except as may be required by law, regulation or New York Stock Exchange rules. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property and assets, the acquisition by Ingram Micro of, or merger of Ingram Micro with, other companies, the use of additional shares for various equity compensation and other employee benefit plans, and other bona fide corporate purposes. In addition, the additional authorized shares would provide flexibility in the event that our Board of Directors determines that a stock split or equivalent stock dividend is desirable.

What is the effect on shareowners?

     Under our Certificate of Incorporation, shareowners do not have preemptive rights with respect to common stock or preferred stock. Thus, should the Board of Directors elect to issue additional shares of stock, existing shareowners would not have any preferential rights to purchase those shares. If the Board of Directors elects to issue additional shares of stock, that issuance could have a dilutive effect on the earnings per share, book value per share, voting power and shareholdings of current shareowners.

     Adoption of the amendment could have an anti-takeover effect. For example, if we were the subject of a hostile takeover attempt, we could attempt to impede the takeover by issuing shares of common stock or preferred stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy could discourage unsolicited takeover attempts, thereby limiting the opportunity for shareowners to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt to acquire control of Ingram Micro.

     Authorization of additional shares of preferred stock could also have an adverse effect on the voting and liquidation rights of holders of common stock if the Board of Directors were to choose to designate a new series of preferred stock and to fix the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions relating to such series. There are no shares of preferred stock issued or outstanding and the Board has no current agreement to issue any shares of preferred stock.

What is the required vote to approve the proposal?

     The affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of common stock is necessary for approval of this amendment. Therefore, abstentions and broker non-votes effectively count as votes against the proposal. We believe that members of the Ingram family and other parties to the board representation agreement intend to vote “FOR” this proposal, and that these shareowners’ holdings of common stock are sufficient to guarantee approval of this proposal.

OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareowners, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as our independent accountants for fiscal 2000. This firm has advised us that it has no direct or indirect financial interest in our company. Representatives of this firm are expected to be present at the 2001 annual meeting of shareowners, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareowners. It is anticipated that the Audit Committee of the Board of Directors will recommend that PricewaterhouseCoopers LLP be selected to serve as our independent accountants for 2001. See “Report of the Audit Committee.”

ANNUAL REPORT

     Ingram Micro’s Annual Report for the fiscal year ended December 30, 2000, including the consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, and their report thereon dated February 28, 2001, is being mailed to all shareowners with this proxy statement. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2000 (with exhibit 99.01 only), as filed with the United States Securities and Exchange Commission (the “SEC”), will be sent to any shareowner without charge upon written request to Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our Annual Report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, are not incorporated into this proxy statement.

SHAREOWNER PROPOSALS

     Shareowners interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of shareowners in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareowner proposals no later than December 26, 2001.

By order of the Board of Directors,

James E. Anderson, Jr. Senior Vice President, Secretary and General Counsel

April 25, 2001
Santa Ana, California

EXHIBIT A

INGRAM MICRO INC.
AUDIT COMMITTEE CHARTER
May 2000

I.   Audit Committee Purpose

     The Audit Committee is appointed by the Nominating Committee of the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties are to discharge its responsibilities as set forth in the Corporation’s Amended and Restated Bylaws and to:

•	Monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	Monitor the independence and performance of the Corporation’s independent external auditors and internal audit department.

•	Provide an avenue of open communication among the Corporation’s independent external auditors, management, internal audit department, and Board of Directors.

     The Corporation’s independent external auditors and internal audit department are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to the independent auditors as well as anyone in the organization. The Audit Committee may retain, at the Corporation’s expense, such special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent external auditors or to assure compliance with laws and regulations. Members of the Audit Committee shall not be deemed to have accepted a duty of care that is greater than the duty of the Directors generally.

II.   Audit Committee Composition and Meetings

     The Audit Committee shall be comprised of three or more directors, each of whom shall meet the independence and financial literacy requirements of the New York Stock Exchange, as the Nominating Committee is permitted to interpret such requirements in its business judgment. One member of the Committee shall have accounting or related financial management expertise, as the Nominating Committee is permitted to interpret such qualification in its business judgement.

     The Audit Committee shall meet at least three times annually, and more frequently if circumstances dictate. An agenda of matters to be addressed shall be distributed in advance of each meeting. The Audit Committee shall meet privately in executive sessions at least annually with management, the senior executive of the internal audit department, the independent external auditors, and by itself to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

III.     Audit Committee Activities

          In discharging its duties, the Committee shall:

          Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have it published at least once every three years in accordance with Securities and Exchange Commission regulations.

2.	Review the Corporation’s annual audited financial statements and related footnotes and discuss with management and the independent external auditors any significant issues regarding accounting principles, practices and judgments reflected therein prior to any public release, filing or distribution.

3.	As requested by management or determined by the Audit Committee to be necessary, in consultation with management, the independent external auditors and the internal auditors, consider the integrity of the Corporation’s financial reporting processes and controls. As requested by management or determined by the Audit Committee to be necessary, review significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. As requested by management, the independent external auditors or the senior executive of the internal audit department, or as determined by the Audit Committee to be necessary, review significant findings prepared by the independent external auditors or the internal audit department together with management’s responses, as well as the status of previous recommendations.

4.	As requested by management or determined by the Audit Committee to be necessary, review with management and the independent external auditors the Corporation’s quarterly financial results prior to the public release of the earnings and/or the Corporation’s quarterly financial statements prior to any public release, filing or distribution.

5.	Review and recommend to the Board of Directors approval of the Corporation’s Annual Report on Form 10-K.

6.	Review and discuss any significant changes to the Corporation’s accounting principles and practices and any items required to be communicated by the independent external auditors in accordance with Statements of Auditing Standards 61 and 71, as amended from time to time.

7.	Review financial and accounting organizational structure and executive succession planning.

          Independent External Auditors

8.	Review the independence and performance of the independent external auditors and annually recommend to the Board of Directors the appointment of the independent external auditors and discharge of auditors when circumstances warrant.

9.	Approve the audit fees and other significant compensation to be paid to the independent external auditors.

10.	On at least an annual basis, ensure that the independent external auditors submit a formal written statement delineating all their relationships with the Corporation. Review and discuss with the independent external auditors all significant relationships they have with the

Corporation that could impair their independence and, when warranted, recommend appropriate action to the Board of Directors.

11.	Review and discuss the independent external auditors’ audit plan with regard to its scope, staffing, locations, reliance upon management and the internal audit department, and general audit approach.

          Internal Audit Department and Legal Compliance

12.	On at least an annual basis, review the charter, budget, plan, activities, organizational structure and qualifications of the internal audit department. As requested by management or the senior executive of the internal audit department or as determined by the Audit Committee to be necessary, review changes in the foregoing. The internal audit department shall be responsible to management, but have a direct reporting responsibility to the Board of Directors through the Audit Committee.

13.	Review and concur in the appointment, performance, and replacement of the senior executive of the internal audit department.

14.	As requested by management or the senior executive of the internal audit department or as determined by the Audit Committee to be necessary, review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

15.	On at least an annual basis, review with the Corporation’s general counsel any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

16.	Review and recommend to the Board of Directors approval of the Corporation’s annual compliance plan and review the adequacy of management’s system for monitoring compliance with the Corporation’s policies on associate conduct.

          Other Audit Committee Responsibilities

17.	Annually prepare a report to stockholders for inclusion in the Corporation’s proxy statement for its annual meeting of stockholders covering the matters required by the Securities and Exchange Commission.

18.	Perform any other activities consistent with this Charter, the Corporation’s Amended and Restated Bylaws, and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

19.	Maintain minutes of the Audit Committee’s meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

EXHIBIT B

AMENDMENT TO ARTICLE EIGHTH AND ARTICLE ELEVENTH OF
THE CERTIFICATE OF INCORPORATION OF
INGRAM MICRO INC.

          ARTICLE EIGHTH of the Certificate of Incorporation shall be amended to add ARTICLE EIGHTH (c), as follows:

“(c): The Board of Directors shall be divided into three (3) classes as nearly equal in number as possible (each, a “Class”), known as Class I, Class II and Class III. Directors of Class I first chosen at the annual meeting of stockholders held in 2001 shall hold office until the first annual meeting of the stockholders following their election, such annual meeting of the stockholders to be held in 2002; directors of Class II first chosen at the annual meeting of stockholders held in 2001 shall hold office until the second annual meeting following their election, such annual meeting of the stockholders to be held in 2003; and directors of Class III first chosen at the annual meeting of stockholders held in 2001 shall hold office until the third annual meeting following their election, such annual meeting of the stockholders to be held in 2004. At each annual meeting of stockholders beginning with the annual meeting of stockholders held in 2002, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. When the number of directors is changed, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. When the number of directors is increased by the Board of Directors and the resultant vacancies are filled by the Board of Directors, such additional directors shall serve only until the next annual meeting of stockholders, at which time they shall be subject to election and classification by the stockholders. In the event that any director is elected by the Board of Directors to fill a vacancy which occurs as a result of the death, resignation or removal of another director, such director shall hold office until the annual meeting of stockholders at which the director who died, resigned or was removed would have been required, in the regular order of business, to stand for re-election, even though such term may thereby extend beyond the next annual meeting of stockholders. Each director who is elected as provided in this ARTICLE EIGHTH (c) shall serve until his or her successor is duly elected and qualifies.”

          ARTICLE ELEVENTH of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, except as otherwise provided in ARTICLE TENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power. For so long as any shares of Class B Common Stock are outstanding, in addition to any vote otherwise required by law, any such amendment shall require approval of both (a) a majority of the members of the Board of Directors and (b) the holders of a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In addition, at all times, any amendment to the provisions of ARTICLE EIGHTH (c) shall require the approval of the holders of two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

B-1

EXHIBIT C

AMENDMENT TO ARTICLE FOURTH OF
THE CERTIFICATE OF INCORPORATION OF
INGRAM MICRO INC.

          Paragraph (a) to ARTICLE FOURTH of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“FOURTH: (a) Shares Authorized. The total number of shares of stock which the Corporation shall have authority to issue is (i) a total of 635,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), in two classes consisting of 500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and 135,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the Delaware Law or any corresponding provision hereinafter enacted.”

C-1

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INGRAM MICRO INC.	PROXY
The undersigned, a shareowner of Ingram Micro Inc. (the "Company"), hereby appoints James E. Anderson, Jr. and Michael J. Grainger, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock and Class B common stock held of record as of the end of the business day on April 5, 2001 by the undersigned, each with full power of substitution, at the Annual Meeting of the Shareowners of the Company, to be held on Friday, June 1, 2001, beginning at 10:00 a.m. at the Company’s Buffalo campus, 1740 Wehrle Drive, Williamsville, New York 14221, and at any adjournment or postponement thereof.	INGRAM MICRO INC. ANNUAL MEETING OF SHAREOWNERS JUNE 1, 2001
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE IN PERSON.	®
If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein.	SEE REVERSE SIDE
DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE PROVIDED

0343
[X]	Please mark your votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.
1.	Election of Directors. If shareowners approve Proposal 2, the nominees will serve staggered terms of one, two or three years. If shareowners do not approve Proposal 2, each nominee will be elected for a one-year term.	FOR	WITHHELD	Nominees for election as Class I Directors (terms expiring in 2002) 01 Kent B. Foster 02 Martha R. Ingram	2.
						Approval of amendments to our Certificate of Incorporation to provide for (i) a classified Board of Directors and (ii) a supermajority vote requirement to amend provisions relating to such classified Board of Directors.	FOR	AGAINST	ABSTAIN

				Nominees for election as Class II Directors (terms expiring in 2003) 03 John R. Ingram 04 Dale R. Laurance 05 Gerhard Schulmeyer
	To withhold authority to vote for any nominee, write the nominee's number below:				3.	Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Class A common stock to 500 million and preferred stock to 25 million.
				Nominees for election as Class III Directors (terms expiring in 2004) 06 Orrin H. Ingram II 07 Michael T. Smith 08 Joe B. Wyatt

					4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

						Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

						SIGNATURE (S)			DATE

— FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL —

®

Dear Shareowner:

INGRAM MICRO INC. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return your proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.	To vote over the Internet: (*)Log on to the Internet and go to the web site http://www.eproxyvote.com/im

2.	To vote by telephone: (*)On a touch-tone telephone, call (1-877-779-8683) 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.